Exhibit 99.1
Chart Industries Reports 2015 First Quarter Results

Cleveland, Ohio - April 30, 2015 - Chart Industries, Inc. (NASDAQ: GTLS), a leading diversified global manufacturer of highly engineered equipment for the industrial gas, energy and biomedical industries, today reported results for the first quarter ended March 31, 2015. Highlights include:

•	Continues aggressive cost reduction actions including planned shutdown of the Owatonna, Minnesota facility

•	Venture Global LNG FEED study awarded

Net income for the first quarter of 2015 was $5.2 million, or $0.17 per diluted share. First quarter 2015 earnings would have been $0.19 per diluted share excluding $0.9 million, or $0.02 per diluted share, of acquisition-related retention costs, as well as facility shutdown and other severance costs recorded in the quarter. This compares with net income of $12.0 million, or $0.38 per diluted share, for the first quarter of 2014. First quarter 2014 earnings would have been $0.41 per share excluding $0.8 million, or $0.02 per diluted share, of acquisition-related costs in that period, as well as a $0.01 per diluted share impact associated with Chart’s Convertible Notes.

In addition, foreign currency loss was $3.1 million for the first quarter of 2015, or $0.07 per diluted share, as the strength of the U.S. dollar had a significant negative impact on our European operations. Foreign currency loss was $0.1 million in the first quarter of 2014.

Net sales for the first quarter of 2015 decreased 8% to $245.1 million from $266.2 million in the comparable period a year ago. Gross profit for the first quarter of 2015 was $72.5 million, or 29.6% of sales, versus $77.5 million, or 29.1% of sales, in the comparable quarter of 2014.

“We demonstrated solid execution across many of our businesses in the first quarter, despite energy and currency headwinds,” stated Sam Thomas, Chart’s Chairman, President and Chief Executive Officer. “We are continuing to pursue aggressive cost reduction initiatives we announced last quarter, including the planned closure of our Distribution & Storage (“D&S”) LNG equipment manufacturing facility in Owatonna due to slowing LNG infrastructure build-out in North America. As we move through 2015 we will continue to focus both on solid operational execution and pursuit of our long-term strategic growth initiatives including acquisitions.”

Mr. Thomas continued, “Despite the short-term challenges we are facing in our business, we remain confident in the long-term fundamental drivers of our growth, including rising industrial production and an increased demand for energy globally. We are particularly encouraged by the interest and quoting activity we continue to see for North American LNG export projects from customers who share our long-term view of oil and natural gas pricing, including potential opportunities with Venture Global LNG and Parallax Energy for whom we are currently executing advance engineering for multi-train export facilities.”

Backlog at March 31, 2015 was $608.7 million, down 5% from the December 31, 2014 level of $640.1 million. Orders for the first quarter of 2015 were $219.5 million compared with $218.5 million for the fourth quarter of 2014.

Selling, general and administrative ("SG&A") expenses for the first quarter of 2015 increased $2.3 million compared with the same period in 2014 to $53.2 million, or 21.7% of sales. SG&A expenses in the first quarter of 2014 were 19.1% of sales. The increase was largely due to an acceleration of stock-based compensation expense associated with retirement eligible participants.

Net interest expense was $3.9 million for the first quarter of 2015, which included $2.8 million of non-cash accretion expense associated with the Company’s Convertible Notes. Net cash interest was $1.1 million.

Income tax expense was $2.4 million for the first quarter and represented an effective tax rate of 31.0% compared with $5.2 million for the prior year’s first quarter, or an effective tax rate of 29.7%. The increase in the effective tax rate was primarily due to an increased mix of U.S. earnings, which are taxed at a higher rate.

SEGMENT HIGHLIGHTS

Energy and Chemicals (“E&C”) segment sales increased 1.5% to $87.5 million for first quarter 2015 compared with $86.1 million for the same quarter in the prior year. Lower sales volume in brazed aluminum heat exchangers was more than offset by higher volume in process systems and air cooled heat exchangers. E&C gross profit margins were 28.4% in the 2015 quarter compared with 28.7% in the same quarter of 2014. The margin impact of lower brazed aluminum heat exchanger volume was largely offset by improved execution and project mix in process systems.

D&S segment sales decreased 19% to $105.1 million for the first quarter of 2015 compared with $129.5 million for the same quarter in the prior year. Lower LNG sales volume globally, as well as currency impact in Europe, contributed to the decline. D&S gross profit margin improved to 28.6% in the quarter compared with 28.1% a year ago due to product mix and lower material costs.
BioMedical segment sales increased 4% to $52.6 million for the first quarter of 2015 compared with $50.6 million for the same quarter in the prior year. This increase is primarily due to higher sales volume in commercial oxygen generation systems. BioMedical gross profit margin improved to 33.5% in the quarter compared with 32.6% for the same period in 2014 due to higher volume and lower warranty costs associated with respiratory therapy products.

OUTLOOK

Based on first quarter results, current order backlog, and business expectations for the remainder of 2015, we are reiterating our 2015 guidance with sales expected to be in the range of $1.05 billion to $1.2 billion. Full year earnings per diluted share are still expected to be in a range of $1.60 to $2.10 per diluted share, on approximately 30.7 million weighted average shares outstanding. This excludes any restructuring costs and the potential dilution impact resulting from the Convertible Notes. We expect approximately $3.0 million of additional pre-tax restructuring costs in the second quarter as we close and vacate operations at the Owatonna facility.

FORWARD-LOOKING STATEMENTS
Certain statements made in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning the Company's plans, objectives, future orders, revenues, earnings or performance, liquidity and cash flow, capital expenditures, business trends, and other information that is not historical in nature. Forward-looking statements may be identified by terminology such as "may," "will," "should," "could," "expects," "anticipates," "believes," "projects," "forecasts," “outlook,” “guidance,” "continue," or the negative of such terms or comparable terminology.

Forward-looking statements contained in this news release or in other statements made by the Company are made based on management's expectations and beliefs concerning future events impacting the Company and are subject to uncertainties and factors relating to the Company's operations and business environment, all of which are difficult to predict and many of which are beyond the Company's control, that could cause the Company's actual results to differ materially from those matters expressed or implied by forward-looking statements. These factors and uncertainties include, among others, the following: the cyclicality of the markets that the Company serves and the vulnerability of those markets to economic downturns; a delay, significant reduction in or loss of purchases by large customers; fluctuations in energy prices; a delay in the anticipated timing of LNG infrastructure build out or a delay or failure to receive possible large orders, including the potential large orders described herein; the potential for negative developments in the natural gas industry related to hydraulic fracturing; competition; changes in government energy policy or the failure of expected changes in policy to materialize; our ability to successfully manage our operational expansions; the modification or cancellation of orders in our backlog; challenges and uncertainties associated with efforts to acquire and integrate product lines or businesses; economic downturns and deteriorating financial conditions; potential future impairment of the Company’s significant goodwill and other intangibles; our ability to manage our fixed-price contract exposure; our reliance on key suppliers and potential supplier failures or defects; changes in government healthcare regulations and reimbursement policies; litigation and disputes involving the Company, including product liability, contract, warranty, intellectual property, employment and environmental claims; general economic, political, business and market risks associated with the Company's international operations and transactions; variability in operating results associated with unanticipated increases in warranty returns of Company products; loss of key employees and deterioration of employee or labor relations; fluctuations in foreign currency exchange and interest rates; financial distress of third parties; the regulation of our products by the U.S. Food & Drug Administration and other governmental authorities; the pricing and availability of raw materials; our ability to protect our intellectual property; technological security threats; the cost of compliance with environmental, health and safety laws; additional liabilities related to taxes; the impact of severe weather; changes in regulations governing the export of our products; and volatility and fluctuations in the price of the Company’s stock.

For a discussion of these and additional factors that could cause actual results to differ from those described in the forward-looking statements, see the Company's filings with the Securities and Exchange Commission, including Item 1A (Risk Factors) in the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission, which should be reviewed carefully. The Company undertakes no obligation to update or revise any forward-looking statement.

Chart is a leading diversified global manufacturer of highly engineered equipment for the industrial gas, energy, and biomedical industries. The majority of Chart's products are used throughout the liquid gas supply chain for purification, liquefaction, distribution, storage and end-use applications, the largest portion of which are energy-related. Chart has domestic operations located across the United States and an international presence in Asia, Australia and Europe. For more information, visit: http://www.chartindustries.com.

Use of Non-GAAP Financial Information:

To supplement the unaudited condensed consolidated financial statements presented in accordance with U.S. GAAP in this news release, certain non-GAAP financial measures as defined by SEC rules are used.  The non-GAAP measures included in this news release have been reconciled to the comparable GAAP measures within an accompanying table, shown on the last page of this news release.

As previously announced, the Company will discuss its first quarter 2015 results on a conference call on Thursday, April 30, 2015 at 10:30 a.m. ET. Participants may join the conference call by dialing (877) 312-9395 in the U.S. or (970) 315-0456 from outside the U.S. A live webcast presentation will also be accessible at 10:30 a.m. ET at http://www.chartindustries.com. Please log-in or dial-in at least five minutes prior to the start time.

A taped replay of the conference call will be archived on the Company’s website, www.chartindustries.com, approximately one hour after the call concludes. You may also listen to a taped replay of the conference call by dialing (855) 859-2056 in the U.S. or (404) 537-3406 outside the U.S. and entering Conference ID 22866398. The telephone replay will be available beginning 1:30 p.m. ET, Thursday April 30, 2015 until 11:59 p.m. ET, Thursday, May 7, 2015.

For more information, click here:
http://ir.chartindustries.com/

Contact:

Ken Webster	or	Kevin Blount
Vice President, Chief Accounting		Vice President, Strategy and
Officer and Controller		Business Development
216-626-1216		216-626-1216
ken.webster@chartindustries.com		kevin.blount@chartindustries.com

CHART INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(Dollars and shares in thousands, except per share amounts)

	Three Months Ended March 31,
	2015	2014
Sales	$245,105	$266,240
Cost of sales	172,582	188,694
Gross profit	72,523	77,546
Selling, general and administrative expenses	53,162	50,911
Amortization expense	4,404	4,489
Operating expenses, net	57,566	55,400
Operating income (1)	14,957	22,146
Other expenses:
Interest expense, net	3,922	4,149
Financing costs amortization	326	326
Foreign currency loss	3,064	118
Other expenses, net	7,312	4,593
Income before income taxes	7,645	17,553
Income tax expense	2,370	5,214
Net income	5,275	12,339
Noncontrolling interests, net of taxes	29	342
Net income attributable to Chart Industries, Inc.	$5,246	$11,997
Net income attributable to Chart Industries, Inc. per common share:
Basic	$0.17	$0.40
Diluted	$0.17	$0.38
Weighted average number of common shares outstanding:
Basic	30,466	30,346
Diluted (2)	30,652	31,427
_______________

(1)	Includes depreciation expense of $6,972 and $5,683 for the three months ended March 31, 2015 and 2014, respectively.

(2)
Includes an additional 763 shares related to the Convertible Notes in the Company's diluted earnings per share calculation for the three months ended March 31, 2014. The associated hedge, which helps offset this dilution, cannot be taken into account under GAAP. If the hedge could have been considered, it would have reduced the additional shares by 715 for the three months ended March 31, 2014.

CHART INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(Dollars in thousands)

	Three Months Ended March 31,
	2015	2014
Net Cash Provided By Operating Activities	$1,500	$20,861
Investing Activities
Capital expenditures	(14,828)	(10,417)
Advance payment on acquisition	—	(4,624)
Proceeds from sale of assets	8	34
Acquisition of business	(320)	—
Net Cash Used In Investing Activities	(15,140)	(15,007)
Financing Activities
Borrowings on revolving credit facilities	—	3,283
Repayments on revolving credit facilities	—	(3,252)
Payments on long-term debt	—	(938)
Proceeds from exercise of stock options	422	516
Excess tax (deficiency) benefit from share-based compensation	(482)	1,564
Common stock repurchases	(808)	(3,174)
Other financing activities	(157)	—
Net Cash Used In Financing Activities	(1,025)	(2,001)
Effect of exchange rate changes on cash	(5,624)	(779)
Net (decrease) increase in cash and cash equivalents	(20,289)	3,074
Cash and cash equivalents at beginning of period	103,656	137,345
Cash and Cash Equivalents At End of Period	$83,367	$140,419

CHART INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	March 31, 2015	December 31, 2014
	(Unaudited)
ASSETS
Cash and cash equivalents	$83,367	$103,656
Other current assets	527,811	511,450
Property, plant and equipment, net	261,409	257,645
Goodwill	403,260	405,522
Identifiable intangible assets, net	148,483	153,666
Other assets, net	30,081	30,124
TOTAL ASSETS	$1,453,892	$1,462,063

LIABILITIES AND EQUITY
Current liabilities	$274,588	$287,759
Long-term debt	206,898	204,099
Other long-term liabilities	83,013	83,125
Equity	889,393	887,080
TOTAL LIABILITIES AND EQUITY	$1,453,892	$1,462,063

CHART INDUSTRIES, INC. AND SUBSIDIARIES
OPERATING SEGMENTS (UNAUDITED)
(Dollars in thousands)

	Three Months Ended March 31,
	2015	2014
Sales
Energy & Chemicals	$87,470	$86,146
Distribution & Storage	105,071	129,522
BioMedical	52,564	50,572
Total	$245,105	$266,240
Gross Profit
Energy & Chemicals	$24,863	$24,723
Distribution & Storage	30,048	36,342
BioMedical	17,612	16,481
Total	$72,523	$77,546
Gross Profit Margin
Energy & Chemicals	28.4%	28.7%
Distribution & Storage	28.6%	28.1%
BioMedical	33.5%	32.6%
Total	29.6%	29.1%
Operating Income (Loss) (1)
Energy & Chemicals	$15,982	$16,607
Distribution & Storage	11,275	18,087
BioMedical	3,653	2,395
Corporate	(15,953)	(14,943)
Total	$14,957	$22,146
_______________

(1)	Includes acquisition-related costs, retention and severance as well as facility shutdown costs of $860 and $819 for the three months ended March 31, 2015 and 2014, respectively.

CHART INDUSTRIES, INC. AND SUBSIDIARIES
ORDERS AND BACKLOG (UNAUDITED)
(Dollars in thousands)

	Three Months Ended
	March 31, 2015	December 31, 2014
Orders
Energy & Chemicals	$42,649	$70,897
Distribution & Storage (1)	124,031	96,002
BioMedical	52,867	51,638
Total	$219,547	$218,537
Backlog
Energy & Chemicals	$249,778	$294,204
Distribution & Storage	340,477	328,350
BioMedical	18,436	17,509
Total	$608,691	$640,063
_______________

(1)
Fourth quarter 2014 D&S segment orders were reduced by a $33,200 adjustment related to orders previously received in China where regulatory changes modified the order or other circumstances indicated the customer would not fulfill their obligation.

CHART INDUSTRIES, INC. AND SUBSIDIARIES
RECONCILIATION OF EARNINGS PER DILUTED SHARE TO ADJUSTED EARNINGS PER DILUTED SHARE (UNAUDITED)
(Dollars in thousands, except per share amounts)

	Three Months Ended March 31,
	2015	2014
Earnings per diluted share	$0.17	$0.38
Acquisition-related costs, retention and severance	0.01	0.02
Owatonna shutdown (1)	0.01	—
Dilution impact of convertible notes	—	0.01
Adjusted earnings per diluted share	$0.19	$0.41
_______________

(1)	We expect approximately $3,000 of additional pre-tax restructuring expenses in the second quarter of 2015 as we close and vacate the facility.